UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 17, 2025

Compass, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40291	30-0751604
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 Fifth Avenue, 4th Floor New York, New York	10011
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (646) 982-0353
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock, $0.00001 par value per share	COMP	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On November 17, 2025, Compass, Inc. (the “Company”) entered into a Revolving Credit and Guaranty Agreement (the “Credit Agreement”) with Morgan Stanley Senior Funding, Inc., as administrative agent and as collateral agent (the “Administrative Agent”) and a syndicate of other lenders.

Under the Credit Agreement, the Company obtained revolving commitments from lenders in an initial amount of $250 million (the “Revolving Credit Facility”). The lenders’ commitments under the Revolving Credit Facility will automatically increase by $250 million to an aggregate amount of $500 million to the extent the contemplated merger with Anywhere Real Estate Inc. (“Anywhere” and such merger, the “Anywhere Merger”) is consummated. The Revolving Credit Facility also includes a letter of credit sublimit of $100 million (which will automatically increase to $170 million to the extent the Anywhere Merger is consummated).

The Company’s obligations under the Revolving Credit Facility are guaranteed by certain of the Company’s subsidiaries and are secured by a first priority security interest in substantially all of the assets of the Company and the Company’s subsidiary guarantors, subject to customary exceptions.

Borrowings under the Revolving Credit Facility bear interest at Term SOFR (as defined in the Credit Agreement) plus an applicable rate between 1.50% and 2.25% per annum, based on a pricing grid in which the levels are set based on the Company’s Total Net Leverage Ratio (as defined in the Credit Agreement). The Company is also obligated to pay other customary fees under the Revolving Credit Facility, including (i) a commitment fee to the lenders on amounts they have committed, which are unused, of between 0.175% and 0.35% per annum, based on a pricing grid in which the levels are set based on the Company’s Total Net Leverage Ratio, (ii) fees associated with the issuance of letters of credit, (iii) administrative agent fees, and (iv) upfront fees.

The maturity date of the Revolving Credit Facility is November 17, 2030, subject to, to the extent the Anywhere Merger is consummated, earlier springing maturity dates of 91 days prior to the maturity dates of certain series of Anywhere’s second lien and unsecured notes if more than $50 million of such series of notes are at such time then outstanding, which the Company does not expect to occur as post-merger, the Company currently intends to pay off or refinance such second lien notes to forestall an earlier maturity.

The Company has the option to repay the Company’s borrowings, and to permanently reduce the commitments in whole or in part, under the Revolving Credit Facility without premium or penalty.

The Credit Agreement contains customary representations, warranties, affirmative covenants, and negative covenants. The negative covenants restrict the Company’s and its restricted subsidiaries’ ability, among other things, to incur liens and indebtedness, make certain investments, declare and pay dividends, dispose of, transfer or sell assets, make stock repurchases and consummate certain other matters, all subject to certain exceptions. The financial covenants under the Revolving Credit Facility require that (a) prior to the consummation of the Anywhere Merger, the Company maintains (i) a minimum Liquidity (as defined in the Credit Agreement) level of at least $150 million, (ii) a minimum Consolidated Total Revenue (as defined in the Credit Agreement) of at least $4 billion and (iii) a minimum Total Net Leverage Ratio level of no greater than 3.00:1.00, and (b) following the consummation of the Anywhere Merger, the Company maintains a Total Net Leverage Ratio level of no greater than 5.00 to 1.00, stepping down to 4.50 to 1.00 and 4.25 to 1.00 on December 31, 2027 and December 31, 2028, respectively (with no requirement to maintain a minimum Liquidity level or a minimum Consolidated Total Revenue level).

The Credit Agreement includes customary events of default. The occurrence of an event of default could result in the acceleration of the obligations under the Revolving Credit Facility.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Revolving Credit Facility, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Exhibit Title or Description

10.1*
Revolving Credit and Guaranty Agreement by and among Compass, Inc., the Obligors party thereto, Morgan Stanley Senior Funding, Inc., the Lenders, and Issuing Banks party thereto, dated as of November 17, 2025.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

*Annexes, schedules and/or exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”). The Company agrees to furnish supplementally a copy of any omitted annexes, schedules or exhibits to the SEC upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMPASS, INC.

Date: November 17, 2025	By:	/s/ Scott Wahlers
Scott Wahlers
Chief Financial Officer